Exhibit 99.1

Modiv Announces Third Quarter 2022 Results

NEWPORT BEACH, CA, November 14, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns, and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced operating results for the third quarter ended September 30, 2022.

Highlights for the quarter ended September 30, 2022, including subsequent events, are as follows:

●	Consistent total quarterly revenue of $10.2 million. Revenue was up 17% year-over-year, after adjusting for a $1.5 million one-time early termination fee in the year-ago quarter.
●	Quarterly AFFO of $3.1 million, or $0.31 per diluted share, in line with our 2022 annual AFFO per share guidance.
●
Continued execution of portfolio repositioning with $28.7 million of industrial property acquisitions at an initial cap rate of 7.6% and $22.2 million of office property dispositions at an exit cap rate of 7.4%, resulting in a $4.7 million gain on the sale of two Las Vegas office properties.

●	Successfully exercised a $150 million credit facility accordion on October 21, significantly expanding total capacity to $400 million.
●
Declared monthly dividends per common share of $0.09583, equivalent to an annual rate of $1.15 per share; represents a dividend yield of 11% based on the $10.64 closing price of common stock on November 10, 2022.

“This was a quarter of consistent yeoman’s work, patiently executing on our long-term growth plan and strategic portfolio repositioning, which included the completion of  two previously announced acquisitions and two non-core asset dispositions,” said Aaron Halfacre, Chief Executive Officer of Modiv. “We believe that market participants are currently seeking price discovery after a volatile summer. We have remained disciplined in our evaluation of new investment opportunities, focusing on exploring larger scale portfolio acquisitions as well as select individual industrial manufacturing facilities. Following the recent exercise of the accordion feature on our credit facility, we have a substantial amount of dry powder to make accretive acquisitions that will drive attractive long-term returns for our shareholders.”

Financial review for the third quarter 2022

Total Revenues

Total revenues were consistent year-over-year at $10.2 million. The year-ago third-quarter revenue included a $1.5 million early termination fee related to a Texas property leased to Dana Incorporated, which was sold in July 2021. Excluding this early termination fee, third-quarter revenue increased $1.5 million, or 17% year-over-year, due primarily to rental income from 16 acquisitions year-to-date and partially offset by a decrease in rental income from the sale of six office properties and one flex property in 2022.

Operating Results

Net income attributable to common stockholders was $3.0 million, or $0.40 per basic share and $0.35 per diluted share, compared to net income of $3.5 million, or $0.47 per basic and $0.40 per diluted share in the prior-year period. The decrease in net income attributable to common stockholders primarily reflected a full quarter of dividends on the preferred stock issued in September 2021 and greater interest expense on the Company’s revolving credit facility due to rising interest rates, partially offset by the decrease in general and administrative expense. Following the purchase of a second interest rate swap on October 26, 2022, the Company hedged its $250 million term loan at a weighted average interest rate of 4.33% when the Company’s leverage ratio is no more than 40%. The weighted average interest rate on the Company’s total debt outstanding of $201.4 million as of October 31, 2022 is 4.08% based on a 38% leverage ratio as of September 30, 2022.

The decrease in diluted net income per share also reflected an increase in the fully diluted share count primarily due to the issuance of 1.3 million Class C OP units in January 2022 in connection with our acquisition of the Kia auto dealership property.

Adjusted Funds from Operations (AFFO)

Quarterly AFFO was $3.1 million, or $0.31 per diluted share, compared with AFFO of $3.8 million, or $0.44 per diluted share in the third quarter of 2021. The decrease in AFFO per share was primarily attributable to the same factors discussed above that impacted net income, and an increase in fully diluted shares outstanding from our dividend reinvestment program and the aforementioned Class C OP unit issuance.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Dividend Information

As previously announced, Modiv declared a monthly cash dividend per common share of $0.09583 payable to common stockholders of record as of October 31, 2022, November 30, 2022, and December 30, 2022, which will be paid on or about November 23, 2022, December 23, 2022, and January 25, 2023, respectively. The current monthly dividend amount of $0.09583 per share represents an annualized dividend rate of $1.15 per share of common stock, which represents a yield of 11% based on the closing price of our common stock on November 10, 2022.

Real Estate Portfolio Highlights

Investment Activity

During the third quarter, the Company completed two previously-announced acquisitions and invested: (i) $5.3 million in two properties leased to subsidiaries of Producto Holdings, LLC, which specializes in manufacturing, machining, drilling, form grinding, heat treating, inspecting, and engineering precision tools for the medical, semiconductor, aerospace, ammunition, and defense markets; and (ii) $23.4 million in four properties leased to Valtir, a manufacturer of commercial highway products, such as guardrails and barriers, at a combined initial cap rate of 7.61% and weighted average cap rate of 9.55%.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property. The vast majority of Modiv’s real estate leases have annual rent escalations, which generally range from 2-3%.

Disposition Activity

During the third quarter, the Company completed the sale of two office properties in Las Vegas, Nevada for proceeds of $22.2 million at an exit cap rate of 7.4%, resulting in gains on sale of $4.7 million.

Portfolio

As of September 30, 2022, the Company’s portfolio consisted of 47 properties located in 17 states. The portfolio had approximately 3.2 million square feet of aggregate leasable space, which is 100% leased to 30 different commercial tenants doing business in 17 separate industries. The portfolio includes 26 industrial properties representing 54% of the portfolio, 13 retail properties representing 19% of the portfolio, and 8 office properties representing 27% of the portfolio (based on pro forma ABR as of September 30, 2022). As part of the Company’s long-term strategy to reduce office exposure, Modiv has decreased its office allocation by 23% since September 30, 2021.

Annualized base rent of the properties owned on September 30, 2022 (based on rates in effect on September 30, 2022) totaled $34.8 million and the portfolio’s weighted average lease term was 11.3 years as of September 30, 2022. Approximately 50% of the Company's tenants have (or whose parent company has) an investment-grade credit rating from a recognized credit rating agency of “BBB-” or better.

Balance Sheet and Liquidity

As of September 30, 2022, total cash and cash equivalents were $5.7 million and the Company had $201.4 million of outstanding indebtedness consisting of $44.6 million of mortgages and $156.8 million outstanding on the Company's $250 million credit facility. The Company’s leverage ratio was 38% as of September 30, 2022.

On October 27, the Company announced that it exercised the accordion feature of its credit facility on October 21st, increasing it to $400 million. The credit facility is now comprised of a $150 million revolving credit facility and a $250 million term loan. The credit facility includes an updated accordion option that allows the Company to request additional revolver and term loan lender commitments up to a total of $750 million. The maturities for the revolver and term loan remain unchanged with the revolver’s maturity in January 2026 with options to extend for a total of 12 months, and the term loan’s maturity in January 2027.

The credit facility is priced on a leverage-based grid that fluctuates based on the Company’s actual leverage ratio at the end of the prior quarter. Based on the leverage ratio of 38% as of the quarter ended September 30, 2022, the interest rate for the revolver is SOFR plus 155 basis points plus a 10-basis point SOFR index adjustment. The interest rate on the Revolver was 4.7125% on October 31, 2022. Based on the current balance sheet, approximately 97% of the Company’s indebtedness holds a fixed interest rate. The weighted average interest rate on the total debt outstanding of $201.4 million as of October 31, 2022 is 4.08% based on the 38% leverage ratio as of September 30, 2022.

On October 26, 2022, the Company purchased a five-year swap to fix SOFR at 3.44% on an additional $100 million of the term loan that will result in a fixed interest rate of 5.04% on additional draws under the expanded term loan when the Company’s leverage ratio is less than or equal to 40%. As part of the swap transaction, the Company sold a one-time option to terminate the swap on December 31, 2024, which reduced the swap rate. Under the credit facility, the interest rate will continue to vary based on the current leverage ratio.

2022 Annual Guidance

The Company expects full-year 2022 per share AFFO to remain within the previously announced guidance range of $1.26 to $1.36. Given current market volatility, second half acquisition and disposition activity has slowed.

Note: The Company does not provide guidance on net income. The Company only provides guidance on total AFFO and does not provide a reconciliation of this forward-looking non-GAAP guidance to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliation as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Monday, November 14, 2022, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, to discuss the third quarter 2022 operating results and answer questions.

Live conference call: 1-877-514-3620 at 8:00 a.m. Pacific Time, Monday, November 14

Webcast: To listen to the webcast, either live or archived, use this link https://event.choruscall.com/mediaframe/webcast.html?webcastid=evipRqiE or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv

Modiv Inc. is an internally managed REIT that acquires, owns, and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, the Modiv name reflects its commitment to providing investors with Monthly Dividends. As of September 30, 2022, Modiv had a $545 million real estate portfolio (based on estimated fair value) comprised of 3.2 million square feet of aggregate leasable area. For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated November 14, 2022 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Investor Inquiries:
Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248

MODIV INC.
Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2022 and 2021
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Rental income	$10,212,418	$10,241,690	$30,255,185	$28,323,568

Expenses:
General and administrative	1,838,388	2,907,956	5,559,753	7,526,577
Stock compensation expense	549,240	743,609	1,740,852	2,115,341
Depreciation and amortization	3,598,592	3,814,503	10,581,765	11,817,529
Interest expense	2,514,838	1,831,545	5,280,167	5,711,330
Property expenses	2,063,892	1,681,059	6,794,369	5,302,292
Reversal of impairment of real estate investment property	-	-	-	(400,999)
Impairment of goodwill	-	-	17,320,857	-
Total expenses	10,564,950	10,978,672	47,277,763	32,072,070

Operating income (loss):
Gain on sale of real estate investments	4,671,284	4,242,771	13,074,162	4,532,413
Operating income (loss)	4,318,752	3,505,789	(3,948,416)	783,911

Other income (expense):
Interest income	1,665	1,270	16,863	1,370
Income from unconsolidated investment in a real estate property	64,358	75,403	226,690	222,705
Gain on forgiveness of economic relief note payable	-	-	-	517,000
Loss on early extinguishment of debt	-	-	(1,725,318)	-
Other	65,992	65,993	198,128	217,978
Other income (expense), net	132,015	142,666	(1,283,637)	959,053

Net income (loss)	4,450,767	3,648,455	(5,232,053)	1,742,964
Less: net income (loss) attributable to noncontrolling interest in Operating Partnership	528,540	-	(1,180,275)	-
Net income (loss) attributable to Modiv Inc.	3,922,227	3,648,455	(4,051,778)	1,742,964
Preferred stock dividends	(921,875)	(143,403)	(2,765,625)	(143,403)
Net income (loss) attributable to common stockholders	$3,000,352	$3,505,052	$(6,817,403)	$1,599,561

Net income (loss) per share attributable to common stockholders:
Basic	$0.40	$0.47	$(0.91)	$0.21
Diluted	$0.35	$0.40	$(0.91)	$0.18
Weighted-average number of common shares outstanding:
Basic	7,449,968	7,531,559	7,486,945	7,575,013
Diluted	10,180,543	8,750,875	7,486,945	8,763,112

Distributions declared per common stock	$0.2875	$0.2625	$0.9625	$0.7875

MODIV INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2022	December 31, 2021
Assets
Real estate investments:
Land	$107,564,295	$61,005,402
Building and improvements	337,335,727	251,246,290
Equipment	4,429,000	-
Tenant origination and absorption costs	20,074,123	21,504,210
Total investments in real estate property	469,403,145	333,755,902
Accumulated depreciation and amortization	(44,025,915)	(37,611,133)
Total investments in real estate property, net	425,377,230	296,144,769
Unconsolidated investment in a real estate property	9,988,498	9,941,338
Total real estate investments, net	435,365,728	306,086,107
Real estate investments held for sale, net	-	31,510,762
Total real estate investments, net	435,365,728	337,596,869
Cash and cash equivalents	5,726,888	55,965,550
Restricted cash	-	2,441,970
Receivable from early termination of lease	-	1,836,767
Tenant receivables	8,433,895	5,996,919
Above-market lease intangibles, net	1,939,305	691,019
Prepaid expenses and other assets	6,387,245	5,856,255
Interest rate swap derivative	4,786,903	-
Assets related to real estate investments held for sale	-	788,296
Goodwill, net	-	17,320,857
Total assets	$462,639,964	$428,494,502

Liabilities and Equity
Mortgage notes payable, net	$44,530,130	$152,223,579
Mortgage notes payable related to real estate investments held for sale, net	-	21,699,912
Total mortgage notes payable, net	44,530,130	173,923,491
Credit facility revolver	6,775,000	8,022,000
Credit facility term loan, net	148,913,350	-
Accounts payable, accrued and other liabilities	9,658,378	11,844,881
Below-market lease intangibles, net	9,910,280	11,102,940
Interest rate swap derivatives	-	788,016
Liabilities related to real estate investments held for sale	-	383,282
Total Liabilities	219,787,138	206,064,610

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized; issued and outstanding as of September 30, 2022 and December 31, 2021	2,000	2,000
Class C common stock $0.001 par value, 300,000,000 shares authorized; 7,697,926 shares issued and 7,464,781 shares outstanding as of September 30, 2022, and 7,426,636 shares issued and outstanding as of December 31, 2021	7,698	7,427
Class S common stock $0.001 par value, 100,000,000 shares authorized; no shares and 63,768 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	-	64
Additional paid-in-capital	277,079,074	273,441,831
Treasury stock, at cost, 233,145 shares and no shares as of September 30, 2022 and December 31, 2021, respectively	(3,957,752)	-
Cumulative distributions and net losses	(115,634,474)	(101,624,430)
Accumulated other comprehensive income	3,618,477	-
Total Modiv Inc. equity	161,115,023	171,826,892
Noncontrolling interest in the Operating Partnership	81,737,803	50,603,000
Total equity	242,852,826	222,429,892
Total liabilities and equity	$462,639,964	$428,494,502

MODIV INC.
Reconciliation of Non-GAAP Measures
For the Three and Nine Months Ended September 30, 2022 and 2021
(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2022	2021	2022	2021
Net income (loss) (in accordance with GAAP)		$4,450,767	$3,648,455	$(5,232,053)	$1,742,964
Preferred stock dividends		(921,875)	(143,403)	(2,765,625)	(143,403)
Net loss attributable to common stockholders and Class C OP Units		3,528,892	3,505,052	(7,997,678)	1,599,561
FFO adjustments:
Add:	Depreciation and amortization of real estate properties	3,598,592	3,342,713	10,581,765	10,420,000
Amortization of lease incentives		176,296	86,694	323,347	192,235
Depreciation and amortization for unconsolidated investment in a real estate property		192,551	182,324	573,487	545,896
Less:	Gain on sale of real estate investments, net	(4,671,284)	(4,242,771)	(13,074,162)	(4,532,413)
Reversal of impairment of real estate investments		-	-	-	(400,999)
FFO attributable to common stockholders and Class C OP Units		2,825,047	2,874,012	(9,593,241)	7,824,280
AFFO adjustments:
Add:	Amortization of corporate intangibles	-	471,790	-	1,397,529
Impairment of goodwill		-	-	17,320,857	-
Stock compensation		549,240	743,609	1,740,852	2,115,341
Deferred financing costs		101,783	7,393	1,470,289	207,086
Non-recurring loan prepayment penalties		-	-	615,336	-
Swap termination costs		-	-	733,000	23,900
Amortization of above-market lease intangibles		43,763	32,454	108,675	97,367
Due diligence expenses, including abandoned pursuit costs		44,863	474,429	636,171	723,669
Less:	Deferred rents	(237,164)	(247,716)	(1,046,721)	(950,694)
Unrealized gains on interest rate swaps, net		59,000	(166,338)	(1,319,013)	(684,057)
Amortization of below-market lease intangibles		(258,652)	(364,573)	(971,536)	(1,099,723)
Gain on forgiveness of economic relief note payable		-	-	-	(517,000)
Other adjustments for unconsolidated investment in a real estate property		(188)	(12,195)	(564)	(56,585)
AFFO attributable to common stockholders and Class C OP Units		$3,127,692	$3,812,865	$9,694,105	$9,081,113

Weighted average shares outstanding:
Basic		7,449,968	7,531,559	7,486,945	7,575,013
Fully Diluted (1)		10,180,543	8,750,875	10,217,361	8,763,112

FFO Per Share:
Basic		$0.38	$0.38	$(1.28)	$1.03
Fully Diluted		$0.28	$0.33	$(1.28)	$0.89

AFFO Per Share
Basic		$0.42	$0.51	$1.29	$1.20
Fully Diluted		$0.31	$0.44	$0.95	$1.04

(1)	Includes the Class C, Class M, Class P and Class R OP Units to compute the weighted average number of shares.

FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred distributions and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation, deferred rents, amortization of in-place lease valuation intangibles, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-offs of transaction costs and other one-time transactions. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends.

By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
For the Three and Nine Months Ended September 30, 2022 and 2021
(Unaudited)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2022	2021	2022	2021
Net income (loss)		$4,450,767	$3,648,455	$(5,232,053)	$1,742,964

Add:	Depreciation and amortization	3,598,592	3,814,503	10,581,765	11,817,529
Depreciation and amortization for unconsolidated investment in a real estate property		192,551	182,324	573,487	545,895
Interest expense		2,514,838	1,831,545	5,280,167	5,711,330
Loss on early extinguishment of debt		-	-	1,725,318	-
Interest expense on unconsolidated investment in real estate property		98,624	100,788	294,404	301,207
Reversal of impairment of real estate investment property		-	-	-	(400,999)
Impairment of goodwill		-	-	17,320,857	-
Stock compensation		549,240	743,609	1,740,852	2,115,341
Write-off of due diligence costs related to abandoned acquisition of 10 properties leased to Walgreens		-	-	587,000	-
Less:	Gain on sale of real estate investments, net	(4,671,284)	(4,242,771)	(13,074,162)	(4,532,413)
Adjusted EBITDA		$6,733,328	$6,078,453	$19,797,635	$17,300,854

Annualized Adjusted EBITDA		$26,933,312	$24,313,812	$26,396,847	$23,067,805

Net debt:
Consolidated debt		$201,365,536	$182,146,897	$201,365,536	$182,146,897
Debt of unconsolidated investment in real estate property (a)		9,544,130	9,764,171	9,544,130	9,764,171
Consolidated cash and restricted cash		(5,726,888)	(54,710,887)	(5,726,888)	(54,710,887)
Cash of unconsolidated investment in real estate property (a)		(341,007)	(487,490)	(341,007)	(487,490)
		$204,841,771	$136,712,691	$204,841,771	$136,712,691
Net debt / Adjusted EBITDA		7.6x	5.6x	7.8x	5.9x

(a)	Reflects the Company's 72.71% pro rata share of the tenant-in-common's mortgage note payable and cash.

We define Net Debt as gross debt less cash and cash equivalents and restricted cash. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense and non-cash items such as non-cash compensation expenses. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

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